UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2018

ODYSSEY MARINE EXPLORATION, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-31895	84-1018684
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5215 West Laurel Street

Tampa, Florida 33607

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (813) 876-1776

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

The disclosure set forth below under Item 2.03 (Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant) is hereby incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 20, 2018, Odyssey Marine Exploration, Inc. (“Odyssey”) and Monaco Financial, LLC (“Monaco”) entered into a Loan and Security Agreement and First Amendment to Loan Agreement (the “Monaco Loan Agreement”). Pursuant to the Monaco Loan Agreement, Monaco loaned Odyssey $1.0 million and agreed to treat $99,367 of back rent owed by Odyssey to Monaco as a loan from Monaco to Odyssey, resulting in an aggregate principal amount of $1,099,367. The indebtedness is evidenced by a Promissory Note (the “Monaco Note”) and bears interest at a rate equal to 10.0% per annum. The entire outstanding principal amount outstanding under the Monaco Note and all accrued interest thereon are due and payable on April 20, 2019. As security for Odyssey’s obligations under the Monaco Note, Odyssey granted to Monaco a security interest in Odyssey’s right to receive a percentage of the net proceeds from certain shipwreck recovery projects. Pursuant to the Monaco Loan Agreement, Odyssey and Monaco also agreed to extend a notice period under a Loan Agreement entered into by Odyssey and Monaco in August 2014.

Also on April 20, 2018, Odyssey, Aldama Mining Company, S. de R.L. de C.V., an indirect, wholly owned subsidiary of Odyssey (“Aldama”), and SMOM Limited (“SMOM”) entered into an Amended and Restated Loan and Security Agreement (the “Amended SMOM Loan Agreement”), which amended and restated the Loan and Security Agreement that the parties entered into in May 2017. Pursuant to the SLA, SMOM agreed to increase, from $3.0 million to $3.5 million, the amount that may be borrowed by Odyssey thereunder. The indebtedness is evidenced by an Amended and Restated Convertible Promissory Note (the “Amended SMOM Note”) and bears interest at a rate equal to 10.0% per annum. The entire outstanding principal amount outstanding under the Amended SMOM Note and all accrued interest thereon are due and payable on May 3, 2019. As security for Odyssey’s obligations under the Amended SMOM Note, Odyssey granted to Monaco a security interest in (a) 50% of the equity interest held by Odyssey in Aldama and (b) Odyssey’s contractual right to receive right to receive a percentage of the net proceeds from certain shipwreck recovery projects. The holder of the Amended SMOM Note has the option to convert any unpaid principal and interest into up to 50% of the equity interest held by Odyssey in Aldama. The conversion value of $1.0 million equates to 10% of the equity interest in Aldama. If the holder elects to acquire the entire 50.0% of the equity interest, but the amount of principal and interest accumulated to be converted is insufficient to acquire the entire 50% equity interest, the holder has to pay the deficiency in cash. As additional consideration for the loan, the holder has the right to purchase from Odyssey all or a portion of the equity collateral (up to the 50% of the equity interest of Aldama) for the option consideration ($1.0 million for each 10% of equity interests) during the period that is the later of (i) one year after the maturity date and (ii) one year after the loan is repaid in full. The holder may also choose to extend the expiration date annually by paying $500,000 for each year extended.

The foregoing descriptions of the Monaco Loan Agreement, the Monaco Note, the Amended SMOM Loan Agreement, and the Amended SMOM Note are summaries and do not purport to be complete descriptions of all of the terms of such documents and are qualified in their entirety by reference to such documents, which are attached hereto as Exhibits 10.1, 10.2, 10.3, and 10.4, respectively.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions.

Not applicable.

(d)	Exhibits.

10.1	Loan and Security Agreement and First Amendment to Loan Agreement, dated April 20, 2018, between Odyssey Marine Exploration, Inc. and Monaco Financial, LLC.

10.2	Promissory Note, dated April 20, 2018, by Odyssey Marine Exploration, Inc. in favor of Monaco Financial, LLC.

10.3	Amended and Restated Loan and Security Agreement, dated April 20, 2018, among Odyssey Marine Exploration, Inc., Aldama Mining Company, S. de R.L. de C.V., and SMOM Limited.

10.4	Amended and Restated Convertible Promissory Note, dated April 20, 2018, by Odyssey Marine Exploration, Inc. in favor of SMOM Limited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ODYSSEY MARINE EXPLORATION, INC.

Dated: April 26, 2018	By:	/s/ Jay A. Nudi
Jay A. Nudi
Chief Financial Officer